UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2008 (September 10, 2008)

LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-30109 (Commission File Number)	74-2747608 (I.R.S. Employer Identification No.)

12212 TECHNOLOGY BLVD., AUSTIN, TEXAS (Address of principal executive offices)	78727 (Zip Code)
(512) 219-8020
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On September 10, 2008, the Board of Directors of Luminex Corporation (“Luminex”) approved an amended form of Indemnification Agreement (the “Indemnification Agreement”), pursuant to which Luminex will agree, among other matters, to provide for the indemnification of, and the advancement of expenses to, each person party to the Indemnification Agreement, in each case to the extent permitted by Delaware law, and for the continued coverage of such person under Luminex’s director’s and officer’s insurance programs. The amended form modifies the prior form of Indemnification Agreement, among other changes, to revise the definition of “Change of Control”; to limit indemnification when admissions, convictions or guilty pleas of the indemnitee establish that indemnification is not available thereunder; to provide for certain administrative amendments; and to otherwise clarify certain provisions thereof. The Board of Directors has authorized and directed Luminex to enter into these agreements with each of Luminex’s executive officers and directors. Upon execution such agreements will supersede and replace any previous indemnification agreement between Luminex and the executive officer or director, as applicable.
     The preceding description of the Indemnification Agreement is qualified in its entirety by reference to the Indemnification Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On September 10, 2008, the Board of Directors of Luminex approved amendments to Section 2.2 and Section 2.3 of Article II of Luminex’s amended and restated bylaws. The amendments, which were effective immediately upon approval, implemented the changes described below.
1.	The amended bylaws clarify that stockholders and associated third parties seeking to nominate directors or propose other proper business at a stockholder meeting must comply with the advance notice provisions in Section 2.2(c) or 2.2(d), as applicable, and that they must appear at the meeting to present their nomination or proposal for it to be considered at the meeting.

2.	The amended bylaws include a new requirement in Section 2.2(c)(i) which requires a stockholder or associated person nominating a person for election as a director to include in the advance notice certain biographical information about each director nominee as well as a written representation and agreement that each director nominee: (a) has no undisclosed voting commitments, agreements or understandings with a third party as to how they will act or vote as a director; (b) has no undisclosed commitments, agreements or understandings with any third party providing for compensation, reimbursement or indemnification in connection with their service as a director; and, (c) will comply with Luminex’s stock ownership, trading, corporate governance and other policies if elected.

3.	The amended bylaws update the information about the stockholder and associated persons that must be included in a notice under Section 2.2(c) or 2.2(d). Among other things, the amendments require a stockholder that intends to propose a nomination or other proper business to provide information about any agreement, arrangement or understanding: (a) relating to the nomination or other business to be proposed; (b) relating to the stockholder’s investment in Luminex; and (c) that has the effect or intent of mitigating loss, managing risk or benefit from changes in the share price of any class of shares of Luminex, increasing or decreasing voting power with respect to shares of Luminex, or otherwise reducing the economic risk or benefit of ownership of shares of Luminex, including any derivative or short positions, swap transactions, hedging transactions, profit interests, option and borrowed or loaned shares. The amended bylaws also require disclosure by the stockholder and associated persons as to whether they intend to conduct a proxy solicitation in connection with their nominations or proposals. In addition, the amended bylaws require that the stockholder provide Luminex with a written update of certain of the information required to be included in the notice within five business days after the record date for the meeting and that if such update is not provided, the nomination or other business proposed shall not be considered at the meeting.

4.	The amended bylaws add advance notice requirements and deadlines in Section 2.3 establishing when a stockholder must notify Luminex that it intends to nominate directors in the event that a special meeting of stockholders is called for the purpose of electing directors and what information that notice must contain. To be timely, the amended bylaws require that any such notice be given not earlier than the close of business on the 90th day prior to the special meeting nor later than the close of business on the later of the 30th day prior to the special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting. Such notice must contain the same information as is required by Section 2.2(c)(i), as described above.

5.	The amended bylaws provide in Sections 2.2(e) and 2.3(c) the persons that stockholders may designate to represent them at a stockholder meeting.

6.	The amended bylaws provide in Section 2.3(c) with respect to special stockholder meetings, consistent with the provisions of Section 2.2(e) for annual stockholder meetings, that the chairman of the meeting shall determine whether a nomination or any business proposed to be transacted by the stockholders has been properly brought before the meeting.
     The preceding description is qualified in its entirety by reference to the amended and restated bylaws of Luminex, which are filed as Exhibit 3.1 to this report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Luminex Corporation

10.1	Form of Indemnification Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2008		LUMINEX CORPORATION
	By:	/s/ Harriss T. Currie
	Name:	Harriss T. Currie
	Title:	Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Luminex Corporation

10.1	Form of Indemnification Agreement